Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

April 2, 2014

Quarterly Distribution Report No. 197

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on April 1, 2014. This Quarterly Distribution Report is for payments received by the Trust attributable to the fourth quarter of 2013 (the “Q4 Distribution Period”).

The Trust received $174,532 (or $0.6285 per Trust Unit) from EMI Mills Music, Inc. (“EMI”) for the Q4 Distribution Period (the “Q4 Distribution Payment”) as compared to $148,922 (or $0.5362 per Trust Unit) for the fourth quarter of 2012.

In addition, pursuant to a settlement agreed to by the Trust and EMI in February 2014, EMI made payment to the Trust in the amount of $625,000 in March 2014 (the “Settlement Payment”). For further information regarding the settlement, please refer to the Trust’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 6, 2014.

The total amount received by the Trust for the Q4 Distribution Payment and the Settlement Payment, less amounts paid by the Trust for administrative Trust expenses for services render to the Trust amounted to $636,276 (or $2.29 per Trust Unit).

For the twelve month period ended March 31, 2014, the Trust’s distributions amounted to $636.276 (or $2.29 per Trust Unit) as compared to $403,126 (or $1.45 per Trust Unit) for the twelve month period ended March 31, 2013. Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report is disclosed on the Trust’s Current Report on Form 8-K filed with the SEC on the date hereof. The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution by the Trust during the three months and twelve months ended March 31, 2014 and March 31, 2013 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended March 31, 2014	Per Unit*

Gross royalty income collected by EMI for the period	$541,942

Less: Related royalty expense	218,376
Amount deducted by EMI	149,034
Adjustment for copyright renewals, etc.	—

	367,410

Balance as reported by EMI	$174,532

Payment received by Trust	$174,532	$.6285
Audit settlement	625,000	2.2505
Funds held for payment of expenses	20,806	.0749

Total	820,338	2.9539
Less: Fees and expenses to the Registrar – Transfer Agent and other administration expenses	184,062	.6628

Balance available for distribution	$636,276	$2.2911

Distribution per Unit*	$ 2.2911

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended March 31, 2013	Per Unit*	Twelve Months Ended March 31, 2014	Per Unit	Twelve Months Ended March 31, 2013	Per Unit*

$510,525		$2,553,088		$3,068,536

196,744		1,181,772		1,470,233
140,394		748,341		870,390
—		114,000		—

337,138		2,044,113		2,340,623

$173,387		$508,975		$727,913

$173,387	$.6243	$508,975	$1.8327	$727,913	$2.6211
		625,000	2.2505

93,147	.3354	497,699	1.7921	324,787	1.1695

$80,240	$.2889	$636,276	$2.2911	$403,126	$1.4516

$.2889				$1.4516